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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (of 353,997 shares to be issued under the 1998 Nonstatutory Stock Option Plan, 400,000 shares to be issued under the 1995 Employee Stock Purchase Plan and 150,000 shares to be issued under the 1995 Director Option Plan) of Diamond Multimedia Systems, Inc. of our report dated January 29, 1999 relating to the financial statements, which appears in the Annual Report on Form 10-K/A. We also consent to the incorporation by reference of our report dated January 29, 1999 relating to the financial statement schedule, which appears in this Form 10- K/A.




/s/ PricewaterhouseCoopers LLP

San Jose, California
August  18, 1999